Exhibit 99
Best Buy Reports Second Quarter Results
Comparable Sales Increased 4.1%
Diluted EPS Increased 70% to $1.48
Adjusted Diluted EPS Increased 15% to $1.47
Raises FY27 Comparable Sales Guidance to 1.9% to 3.0%
Raises FY27 Adjusted Diluted EPS Guidance to $6.70 to $6.90

MINNEAPOLIS, August 27, 2026 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended August 1, 2026 (“Q2 FY27”), as compared to the 13-week second quarter ended August 2, 2025 (“Q2 FY26”).

	Q2 FY27	Q2 FY26
Revenue ($ in millions)
Enterprise	$9,779	$9,438
Domestic segment	$9,070	$8,698
International segment	$709	$740
Enterprise comparable sales % change[1]	4.1%	1.6%
Domestic comparable sales % change[1]	4.5%	1.1%
Domestic comparable online sales % change[1]	5.1%	5.1%
International comparable sales % change[1]	(1.8)%	7.6%
Operating Income
Operating income as a % of revenue	4.3%	2.7%
Adjusted operating income as a % of revenue	4.3%	3.9%
Diluted Earnings per Share ("EPS")
Diluted EPS	$1.48	$0.87
Adjusted diluted EPS	$1.47	$1.28
For GAAP to non-GAAP reconciliations of the consolidated adjusted measures used throughout this release, please refer to the attached supporting schedule.

“We are very pleased to report we outperformed expectations in the second quarter with comparable sales growth of 4.1% and a higher-than-expected adjusted operating income rate,” said Corie Barry, Best Buy CEO. “We drove growth across almost all our major product categories as well as continued strong performance in our Best Buy Ads and Marketplace initiatives.”

Barry continued, “As I wrap up my remaining months with Best Buy, I’m reflecting on the dedication of our teams and the investments we’ve made, and I’m proud of the way we’ve evolved our business. Together, we have built a stronger, more resilient Best Buy, strengthened our position as a trusted partner in our customers’ lives and carved out a unique role at the intersection of technology, services and human connection.”

“The strength of our Q2 results reflects both the deliberate actions we have taken to position the business for growth and a healthy demand environment for our category,” said Jason Bonfig, Best Buy Chief Customer, Product and Fulfillment Officer, and incoming CEO (effective November 1, 2026). “Over the past several years, we have invested in areas that matter most to customers, including elevating specialty expertise in our stores, partnering closely with our vendors to bring innovation to market, and improving fulfillment speed and execution across our supply chain.”

“We are raising our annual financial guidance due to the strong first half performance and our momentum as we enter the second half of the year,” continued Bonfig. “I want to extend my appreciation to our employees across the company for their commitment to our customers and for the strong execution of our strategy.”

FY27 Financial Guidance

The company’s FY27 financial guidance is as follows:

•Revenue of $42.3 billion to $42.8 billion, compared to prior guidance of $41.2 billion to $42.1 billion
•Comparable sales % change1 of 1.9% to 3.0%, compared to prior guidance of (1.0%) to 1.0%
•Adjusted operating income rate2 of 4.4% to 4.5%, compared to prior guidance of 4.3% to 4.4%
•Adjusted effective income tax rate2 of approximately 25.5%, which is unchanged
•Adjusted diluted EPS2 of $6.70 to $6.90, compared to prior guidance of $6.30 to $6.60
•Capital expenditures of approximately $750 million, which is unchanged

The company expects Q3 FY27 comparable sales to be in the range of 1.0% to 3.0% and adjusted operating income rate to be in the range of 4.1% to 4.2%.

Domestic Segment Q2 FY27 Results

Domestic Revenue
Domestic revenue of $9.07 billion increased 4.3% versus last year, primarily driven by comparable sales growth of 4.5%.

From a category perspective, the company generated comparable sales growth across most of its categories, with the largest drivers on a weighted basis being computing, home theater, and a collection of emerging categories such as AI glasses and trading cards. These drivers were partially offset by a decline in the traditional gaming category.

Domestic online revenue of $3.00 billion increased 5.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 33.1% versus 32.8% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 24.0% versus 23.4% last year. The higher gross profit rate was primarily driven by growth in Marketplace and Best Buy Ads, and IEEPA tariff refunds of approximately $34 million. The previous items were partially offset by lower product margin rates.

Domestic Adjusted Selling, General and Administrative Expenses (“SG&A”)
Domestic adjusted SG&A was $1.78 billion, or 19.6% of revenue, versus $1.68 billion, or 19.3% of revenue, last year. Adjusted SG&A increased primarily due to: (1) higher compensation expense, including incentive compensation; (2) higher expenses related to the company's Marketplace and Best Buy Ads initiatives; and (3) higher advertising expense. The previous items were partially offset by lower Best Buy Health expense.

International Segment Q2 FY27 Results

International Revenue
International revenue of $709 million decreased 4.2% versus last year. The revenue decrease was primarily driven by a comparable sales decline of 1.8% and the negative impact of foreign exchange rates.

International Gross Profit Rate
International gross profit rate was 22.3% versus 21.8% last year. The higher gross profit rate was primarily due to improved product margin rates.

International Adjusted SG&A
International adjusted SG&A was $145 million, or 20.5% of revenue, versus $143 million, or 19.3% of revenue, last year. The higher adjusted SG&A was primarily driven by higher advertising and depreciation expense, which was partially offset by the favorable impact of foreign exchange rates.

Restructuring Charges

The company incurred a $6 million reduction to restructuring charges versus $114 million of restructuring charges last year. The prior year charges were primarily associated with a restructuring initiative intended to redirect resources for better alignment with changing customer behaviors and the company’s strategy that commenced in Q2 FY26.

Share Repurchases and Dividends

In Q2 FY27, the company returned a total of $239 million to shareholders through dividends of $203 million and share repurchases of $36 million. On a year-to-date basis, the company has returned a total of $441 million to shareholders through dividends of $405 million and share repurchases of $36 million. The company expects to spend approximately $300 million on share repurchases during FY27.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.96 per common share. The regular quarterly dividend is payable on October 8, 2026, to shareholders of record as of the close of business on September 17, 2026.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 27, 2026. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected adjusted operating income rate, adjusted effective income tax rate, and adjusted diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and acquired intangible asset impairments; certain long-lived asset impairments; gains and losses on disposals of subsidiaries and certain investments; amortization of definite-lived intangible assets associated with acquisitions; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “appear,” “approximate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “project,” “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to real GDP growth, inflation, recession, consumer confidence, employment levels, effects of the government closures, cost of living, uncertainty over the availability of government benefits, tax rates, availability of consumer financing, interest rates, housing market conditions, foreign currency exchange rates, the price of oil, gas and other commodities and other macroeconomic trends); geopolitical pressures (including issues related to trade routes, political instability and divisiveness, the potential implementation of more restrictive trade policies, tariff increases and/or volatility, the realignment of alliances or the renegotiation of existing trade agreements); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers, in the provision of delivery speed and options and with the strategic use of artificial intelligence); our ability to attract and retain qualified employees and changes in market compensation rates; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively identify, manage and execute enterprise-wide strategies, such as strategic ventures, alliances or acquisitions; our ability to effectively manage our infrastructure, real estate portfolio and market segmentation strategy; interruptions and other factors affecting our supply chain (impacting our stores or other aspects of our operations); our utilization of third-party vendors for certain aspects of our operations; risks associated with the products we sell, including those products sold on our Marketplace platforms and products under our exclusive brand labels; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and corporate responsibility and sustainability matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates); failure to meet any financial performance guidance or other forward-looking statements; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the banking and capital markets; and changes in our credit ratings. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Revenue	$9,779	$9,438	$18,715	$18,205
Cost of sales	7,441	7,244	14,275	13,962
Gross profit	2,338	2,194	4,440	4,243
Gross profit %	23.9%	23.2%	23.7%	23.3%
Selling, general and administrative expenses	1,923	1,829	3,664	3,550
SG&A %	19.7%	19.4%	19.6%	19.5%
Restructuring charges	(6)	114	(15)	223
Operating income	421	251	791	470
Operating income %	4.3%	2.7%	4.2%	2.6%
Other income (expense):
Loss on disposal of subsidiaries	—	(4)	—	(4)
Investment income and other	20	18	39	33
Interest expense	(11)	(12)	(22)	(24)
Earnings before income tax expense and equity in loss of affiliates	430	253	808	475
Income tax expense	116	68	218	87
Effective tax rate	27.1%	26.8%	27.0%	18.3%
Equity in loss of affiliates	1	1	1	—
Net earnings	$315	$186	$591	$388

Basic earnings per share	$1.49	$0.88	$2.80	$1.83
Diluted earnings per share	$1.48	$0.87	$2.79	$1.82

Weighted-average common shares outstanding:
Basic	211.3	211.5	210.8	211.8
Diluted	212.7	212.0	212.1	212.5

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	August 1, 2026	August 2, 2025
Assets
Current assets
Cash and cash equivalents	$2,255	$1,456
Receivables, net	922	917
Merchandise inventories	6,296	5,816
Other current assets	508	688
Total current assets	9,981	8,877
Property and equipment, net	1,990	2,046
Operating lease assets	2,882	2,816
Goodwill	790	908
Other assets	464	606
Total assets	$16,107	$15,253

Liabilities and equity
Current liabilities
Accounts payable	$6,026	$5,682
Unredeemed gift card liabilities	216	230
Deferred revenue	912	889
Accrued compensation and related expenses	394	448
Accrued liabilities	763	684
Current portion of operating lease liabilities	614	610
Current portion of long-term debt	11	10
Total current liabilities	8,936	8,553
Long-term operating lease liabilities	2,350	2,292
Long-term debt	1,158	1,164
Long-term liabilities	480	528
Equity	3,183	2,716
Total liabilities and equity	$16,107	$15,253

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	August 1, 2026	August 2, 2025
Operating activities
Net earnings	$591	$388
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	389	422
Restructuring charges	(15)	223
Stock-based compensation	74	75
Deferred income taxes	15	45
Loss on disposal of subsidiaries	—	4
Other, net	1	4
Changes in operating assets and liabilities:
Receivables	119	123
Merchandise inventories	(1,079)	(717)
Other assets	19	(24)
Accounts payable	1,259	693
Income taxes	(3)	(167)
Other liabilities	(74)	(286)
Total cash provided by operating activities	1,296	783

Investing activities
Additions to property and equipment	(344)	(341)
Disposal of subsidiary	—	(27)
Other, net	5	(1)
Total cash used in investing activities	(339)	(369)

Financing activities
Repurchase of common stock	(36)	(165)
Dividends paid	(405)	(403)
Other, net	(2)	(6)
Total cash used in financing activities	(443)	(574)

Effect of exchange rate changes on cash and cash equivalents	(3)	5
Increase (decrease) in cash, cash equivalents and restricted cash	511	(155)
Cash, cash equivalents and restricted cash at beginning of period	2,023	1,868
Cash, cash equivalents and restricted cash at end of period	$2,534	$1,713

BEST BUY CO., INC.
SEGMENT AND REVENUE CATEGORY INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Domestic Segment
Revenue	$9,070	$8,698	$17,319	$16,825
Comparable sales % change	4.5%	1.1%	3.2%	0.2%
Comparable online sales % change	5.1%	5.1%	3.4%	3.7%
Gross profit	$2,180	$2,033	$4,134	$3,941
Gross profit as a % of revenue	24.0%	23.4%	23.9%	23.4%
Adjusted SG&A1	$1,776	$1,682	$3,372	$3,261
Adjusted SG&A as a % of revenue[2]	19.6%	19.3%	19.5%	19.4%
Adjusted operating income[1]	$404	$351	$762	$680
Adjusted operating income as a % of revenue[3]	4.5%	4.0%	4.4%	4.0%
International Segment
Revenue	$709	$740	$1,396	$1,380
Comparable sales % change	(1.8)%	7.6%	1.3%	3.5%
Gross profit	$158	$161	$306	$302
Gross profit as a % of revenue	22.3%	21.8%	21.9%	21.9%
Adjusted SG&A1	$145	$143	$288	$280
Adjusted SG&A as a % of revenue[2]	20.5%	19.3%	20.6%	20.3%
Adjusted operating income[1]	$13	$18	$18	$22
Adjusted operating income as a % of revenue[3]	1.8%	2.4%	1.3%	1.6%
(1)Represents segment Adjusted SG&A and segment Adjusted operating income as reported in accordance with Accounting Standards Codification 280, Segment Reporting.
(2)Segment Adjusted SG&A as a % of revenue is calculated as segment Adjusted SG&A divided by segment Revenue.
(3)Segment Adjusted operating income as a % of revenue is calculated as segment Adjusted operating income divided by segment Revenue.

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
	August 1, 2026	August 2, 2025[1]	August 1, 2026	August 2, 2025[1]
Domestic Segment
Computing and Mobile Phones	46%	44%	6.8%	3.8%
Consumer Electronics	27%	27%	5.6%	(5.2)%
Appliances	12%	12%	0.2%	(9.2)%
Services	9%	9%	6.4%	3.7%
Entertainment	6%	7%	(6.3)%	39.3%
Other	—%	1%	(21.1)%	(18.4)%
Total	100%	100%	4.5%	1.1%
International Segment
Computing and Mobile Phones	47%	46%	2.1%	9.1%
Consumer Electronics	28%	26%	2.5%	0.9%
Appliances	10%	11%	(9.9)%	(6.1)%
Services	7%	7%	0.2%	10.7%
Entertainment	7%	9%	(25.2)%	57.5%
Other	1%	1%	(5.9)%	(7.1)%
Total	100%	100%	(1.8)%	7.6%
(1)Beginning in Q1 FY27, the company reclassified certain amounts within its revenue categories to better align with management's current view of the business. The reclassification primarily relates to credit card revenue and digital content revenue (including digital gaming, software and subscriptions) that were previously included in various product revenue categories and, following the reclassification, are now included within services revenue. To ensure its financial results are comparable, the company has recast revenue, revenue mix and comparable sales by revenue category for FY25 and FY26, as well as for each quarter within such fiscal years, to conform with this reclassification. Refer to Exhibit 99.2 in the company's Current Report on Form 8-K filed on May 28, 2026, for additional information.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)
The following information provides reconciliations of the most comparable consolidated financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented consolidated adjusted financial measures (non-GAAP financial measures). The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and acquired intangible asset impairments, certain long-lived asset impairments, price-fixing settlements, gains and losses on disposals of subsidiaries and certain investments, amortization of definite-lived intangible assets associated with acquisitions, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended		Six Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
SG&A	$1,923	$1,829	$3,664	$3,550
% of revenue	19.7%	19.4%	19.6%	19.5%
Intangible asset amortization[1]	(2)	(4)	(4)	(9)
Adjusted SG&A	$1,921	$1,825	$3,660	$3,541
% of revenue	19.6%	19.3%	19.6%	19.5%

Operating income	$421	$251	$791	$470
% of revenue	4.3%	2.7%	4.2%	2.6%
Intangible asset amortization[1]	2	4	4	9
Restructuring charges[2]	(6)	114	(15)	223
Adjusted operating income	$417	$369	$780	$702
% of revenue	4.3%	3.9%	4.2%	3.9%

Effective tax rate	27.1%	26.8%	27.0%	18.3%
Intangible asset amortization[1]	-%	-%	-%	0.2%
Restructuring charges[2]	-%	0.9%	-%	8.7%
Loss on disposal of subsidiaries[3]	-%	0.1%	-%	0.2%
Adjusted effective tax rate	27.1%	27.8%	27.0%	27.4%

	Three Months Ended			Three Months Ended
	August 1, 2026			August 2, 2025
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$1.48			$0.87
Intangible asset amortization[1]	$2	$1	0.01	$4	$3	0.01
Restructuring charges[2]	(6)	(5)	(0.02)	114	80	0.39
Loss on disposal of subsidiaries[3]	—	—	—	4	2	0.01
Adjusted diluted EPS			$1.47			$1.28

	Six Months Ended			Six Months Ended
	August 1, 2026			August 2, 2025
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$2.79			$1.82
Intangible asset amortization[1]	$4	$3	0.01	$9	$7	0.03
Restructuring charges[2]	(15)	(12)	(0.05)	223	119	0.57
Loss on disposal of subsidiaries[3]	—	—	—	4	2	0.01
Adjusted diluted EPS			$2.75			$2.43
(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships and tradenames.
(2)Amounts for the three and six months ended August 1, 2026, primarily relate to subsequent adjustments to previously planned organizational changes. Amounts for the three and six months ended August 2, 2025, primarily relate to charges from a labor and store optimization restructuring initiative that commenced in Q2 FY26 and a restructuring initiative within the company’s Best Buy Health business that commenced in Q1 FY26.
(3)Primarily represents the loss on disposal of a component of our Best Buy Health business.
(4)The non-GAAP adjustments primarily relate to the U.S. As such, the forecasted annual income tax on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%, adjusted for tax benefits discrete to the period.